Exhibit 99.1

PRESS RELEASE - FOR IMMEDIATE RELEASE

INYX REPORTS 2005 FIRST-QUARTER RESULTS
Company Also Reaffirms Future Guidance:
Expects $50 Million-Plus Revenues and Sound Net Income in 2005;
Accelerating Earnings in 2006 Based on Ramp-Up of New Contracts

NEW YORK - May 23, 2005 - Inyx, Inc. (OTC BB: IYXI), a specialty pharmaceutical company focused on aerosol drug delivery technologies and products, reported today operating results for first quarter ended March 31, 2005. The company also reaffirmed its guidance for 2005.

For 2005 first quarter, revenues were $2.7 million versus $4.5 million for the year-ago period. There was a net loss in the 2004 quarter of $7.0 million, or $.18 per share, compared with a net loss the year earlier of $3.1million, or $0.09 a share. Detailed financial statements are presented in the company’s Form 10-Q filed today, which can be downloaded from Inyx’s website.

Results in Perspective & Future Guidance

Jack Kachkar, M.D., Chairman & CEO of Inyx, Inc., said, “Our operating results in this year’s first quarter were impacted by revenues deferred until the second half of 2005 and one-time refinancing costs related to our recent Puerto Rico acquisition.”

In terms of deferred revenues there were several factors. Inyx incurred product-quality issues with one of its major can suppliers during the month of January that led to a delay in the supply of cans required by a number of Inyx’s key customers in the saline, hydrocarbon and oral spray product areas. As a result, approximately $2 million in previously anticipated-first quarter revenues have been deferred into the third quarter of this year, as the can supplier has now rectified the quality issues.

“In addition,” Dr. Kachkar explained, “there were delays in two client contracts that were originally expected to start earlier but didn’t because the required regulatory approvals and other client issues were not resolved on schedule. These delayed contracts are now scheduled to start production in the third and fourth quarters of 2005, which we expect will add approximately $4 million to revenues in the second half of this year.

“Moreover, as a result of our recent acquisition of assets and business of Aventis Pharmaceuticals from sanofi-aventis Group (NYSE: SNY), we have gained significant contractual relationships with two new clients that will have a materially positive impact on 2005 results,” stated Dr. Kachkar.

One new relationship is with Kos Pharmaceuticals, Inc. (Nasdaq: KOSP), with which Inyx signed a 10-year agreement for Inyx to produce Kos’ Azmacort® Inhalation Aerosol product line. This contract, which commenced on April 1, 2005, is expected to generate about $10 million in annualized revenues to Inyx, with about $7 million in revenues over the nine months of 2005.

Exhibit 99.1 - Page1

Inyx also has new business from sanofi-aventis as a result of its acquisition of the Puerto Rico site that will generate additional revenues during the remainder of this year.

Furthermore, Inyx has reached an agreement in principle with a leading specialty pharmaceutical company that should be Inyx’s largest and most strategic contractual relationship to date. Inyx expects to commence this relationship before the end of this second quarter.

Dr. Kachkar said, “Based on these new business relationships, as well as the commencement and ramp-up this year of several existing contracts, Inyx reaffirms the financial guidance given last month.”

Inyx expects revenues in 2005 to total in excess of $50 million and to record sound net earnings for the year. These same contracts, plus the introduction of Inyx’s own initial proprietary products, should ramp-up revenues to over $75 million and net earnings to more than $7 million in 2006, based on current roll-out schedules. These expectations do not include other new business initiatives going forward from Inyx’s newly acquired U.S. site in Puerto Rico or from its operations in the United Kingdom.

One of the key growth drivers for Inyx, noted Dr. Kachkar, is the U.S. Food and Drug Administration’s recent mandate that all albuterol (the generic name for the primary asthma rescue medication) sold in the United States must be converted from its present CFC (chlorofluorocarbon) ozone-depleting propellant spray formulations to non-zone-depleting HFA (hydrofluoroalkane) formulations. In 2003, for instance, over 90% of the metered dose inhalers for asthma that were sold in the U.S. contained CFC as the propellant. It is expected that use of CFC in other aerosol pharmaceutical products will also be banned in the U.S. in coming years as it is already in Canada, Europe, Japan and other geographic regions.

“We believe that Inyx is one of the few companies with proven expertise in converting from CFC to HFA asthma inhalers and other aerosol pharmaceuticals, as we are already doing this conversion for clients in Canada and Europe,” Dr. Kachkar said.

About Inyx

Inyx, Inc. is a specialty pharmaceutical company with aerosol drug delivery technologies and products for the treatment of respiratory, allergy, dermatological, topical and cardiovascular conditions. Inyx focuses its expertise on both prescription and over-the-counter pharmaceutical products, and provides specialty pharmaceutical development and production consulting services to the international healthcare market. In addition, Inyx is developing its own proprietary products to be marketed by selected clients and strategic partners, which include some of the largest pharmaceutical companies. The company’s operations are conducted through several wholly owned subsidiaries:  Inyx USA, Ltd., which has newly acquired operations in Manati, Puerto Rico; Inyx Pharma Limited, which has development and production facilities located near Manchester, England; and Inyx Canada, Inc. based in Toronto, which provides business development and support services. Inyx, Inc.’s corporate offices are in New York City. For more information, please visit: www.inyxinc.com.

Exhibit 99.1 - Page2

Safe Harbor

Statements about Inyx’s future expectations, including future revenues and earnings, and all other statements in this press release other than historical facts, are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Securities Litigation Reform Act of 1995. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. Since these statements involve risks and uncertainties and are subject to change at any time, the Company's actual results could differ materially from expected results.

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Exhibit 99.1 - Page3

INYX, INC.

Consolidated Statement of Operations

(Express in thousands of U.S. dollars, except per share amounts)

	For the Three Months Ended March 31,

	2005	2004
	(Unaudited)
Net revenues	$2,677	$4,526
Cost of sales	2,535	3,911
Gross profit	142	615

Operating expenses:
Research and development	357	287
General and administrative	1,841	2,104
Selling	134	84
Depreciation and amortization	161	152
Amortization of intangible assets	47	42
Total operating expenses	2,540	2,669

Loss from operations before interest and Financing costs and income tax benefit	(2,398)	(2,054)
Interest and financing costs	4,612	1,026

Loss before income tax benefit	(7,010)	(3,080)

Income tax benefit		393

Net loss	$(7,010)	$(2,687)

Basic and fully diluted loss per share	$(0.18)	$(0.09)

Weighted average number of shares used in computing basic an fully diluted loss per share amounts	38,296,035	28,747,582

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For more information, please contact:
Jay M. Green, Executive VP
Inyx, Inc.
jgreen@inyxinc.com

Exhibit 99.1 - Page4